Exhibit 99.1

Nephros Provides Corporate Update

RIVER EDGE, NJ – July 26, 2011 - Nephros, Inc. (OTC Bulletin Board: NEPH), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today provided an update on its operations and strategy.

“Nephros has undergone significant changes in its operational activities this year. The company is providing shareholders with an overview of these changes and the company’s ongoing strategy,” said Dr. Paul Mieyal, acting CEO of Nephros.

Recent Highlights

•	Completed $3,200,000 Rights Offering;
•	Completed Licensing Agreement with Bellco S.r.l.;
•	Received first installment payment of €500,000 from Bellco S.r.l.;
•	Obtained U.S. FDA 510(k) approval for MSU, SSU;
•	Obtained approval to market Dual Stage Ultrafilters (DSU) in Canada; and
•	Engaged DHR International for CEO recruitment

Hemodiafiltration System

Nephros anticipates submitting a new 510(k) application to market its leading-edge hemodiafiltration (HDF) system for end-stage renal disease (ESRD) in the U.S. in the third quarter of 2011 which would be subject to the FDA’s standard 90-day review period.  The application will detail Nephros’s OLpur MD220 diafilter and Nephros’s OLpur H2H Hemodiafiltration module. Nephros’s OLpur MD220 is a dialyzer designed expressly for HDF therapy that employs Nephros’s proprietary Mid-Dilution diafiltration technology. Nephros’s OLpur H2H Hemodiafiltration module enables the most common types of standard dialysis machines to perform HDF therapy. Nephros believes that, if approved, its technology would be the first approved on-line HDF therapy available in the U.S.

"Physician interest in Nephros ESRD products continues to be strong; I look forward to the new 510(k) submission for FDA approval of Nephros’s products as a significant step toward bringing this important HDF therapy to the U.S.,” said Dr. Leonard Stern, Medical Director for Home Therapies at Columbia University Dialysis Center and clinical advisor to Nephros.

Ultrafiltration Products

The Association for the Advancement of Medical Instruments’ (AAMI) adoption of more stringent water purity standards for dialysis applications as well as observational studies showing a significant reduction in required erythropoietin dosing when the Nephros DSU is utilized during dialysis therapy has significantly increased interest in Nephros ultrafiltration products. In addition to the DSU, Nephros recently announced 510(k) clearance for its SSU and MSU filters to enable these additional ultrafiltration products to be used in dialysis applications.

Nephros has introduced product line extensions for the hospital infection control market which include a more durable filter design to withstand the higher pressures of hospital plumbing, filter covers to improve the aesthetics of the filters in hospital showers, and the Safe Spout as a convenient endpoint filter to address acute outbreak scenarios.  Nephros is investigating a range of additional commercial, industrial, and military opportunities for its DSU technology.

Military

Nephros has contracted with the Office of Naval Research to develop an advanced water purification system for military field use. Nephros's proprietary dual stage cold sterilization ultrafilter will form the basis of the portable system. For 2011, Nephros has generated approximately $249,000 of revenue through June 30 from its U.S. Defense Department project.

In response to a Request For Information (RFI) from the U.S. Army, Nephros submitted its UF-40 ultrafilter for consideration as part of the standard issue hydration pack for soldiers in the field.  Nephros has been informed by the U.S. Army Public Health Command that its UF-40 filter has been validated to meet the military’s NSF P248 standard for emergency military operations as a microbiological water purifier.  Nephros believes that its UF-40 filter is the only stand-alone filter to date to have met the performance criteria of the NSF P248 standard without secondary disinfection steps.  The Army has not to date issued a Request For Proposal (RFP), and Nephros has no information regarding when or if an RFP applicable to the UF-40 ultrafilter may be put forth by the U.S. Army.

Business Development

As previously announced, Nephros licensed its mid-dilution technology to Bellco S.r.l. in exchange for upfront cash payments and royalties on future sales of MD190 and MD220 dialysis filters in Canada and certain European countries.  For the second half of 2011 and for the remainder of the license period, installment payments from the Bellco license will be recognized as revenue on an amortized basis.

During 2010, Nephros completed the initial milestone under the joint collaboration agreement with STERIS Corporation and expects to complete the remaining product development milestones under the agreement by the end of the third quarter of 2011.  The remaining milestones, if met, would result in aggregate payments to Nephros of $60,000.

Executive Recruitment

Nephros has engaged DHR International to recruit a full-time Chief Executive Officer.  DHR is the fifth largest search firm in the United States and the sixth largest globally.  The terms of the engagement are reported separately in a current report on Form 8-K filed with the SEC.

“Nephros’s Board of Directors thanks Dr. Mieyal for his continued stewardship of the company during this period,” said James S. Scibetta, Chairman of Nephros.  “The company believes it is now well positioned to attract top talent for its future growth. We look forward to working with DHR to identify a permanent CEO who can continue to maximize the value of the company for shareholders.”

DHR Contact:

Donald M. Kilinski
EVP and Global CFO Practice Group Leader
DHR International
One Newark Center | 1085 Raymond Blvd. | 14th Floor | Newark, NJ | 07102
T: 973-792-1710 | M: 201-314-7177 | dkilinski@dhrinternational.com

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products, which includes the MSU and SSU ultrafilters. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. The Nephros DSU, MSU, and SSU are FDA cleared for the filtration of biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.  Nephros’ DSU ultrafilters are being evaluated at several major U.S. medical centers for infection control. Nephros ultrafilter technology has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company's website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros’ control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to continue as a going concern; (ii) to realize the benefit of any strategic relationship, including the license agreement with Bellco, the joint collaboration agreement with STERIS Corporation and projects with the U.S. military; (iii) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iv) to obtain additional funding when needed or on favorable terms; v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’ filings with the SEC. Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.